Exhibit 10.2

SUPPLEMENTAL EMPLOYMENT AGREEMENT

WHEREAS, James W. Christmas (the “Executive”) and KCS Energy, Inc., (the “Company”) are parties to an Employment Agreement dated December 1, 2001, as amended by Amendment No. 1 (the “2001 Agreement”), setting forth certain terms and conditions of employment.

WHEREAS, the Executive and the Company desire to modify the terms of the 2001 Agreement in a manner that benefits both the Executive and the Company.

ACCORDINGLY, The Executive and the Company agree to enter into a Supplemental Employment Agreement (the “Amendment”) containing the following terms and conditions:

1.     Because the Amendment affects the obligations of the parties under Section 3 of the 2001 Agreement, this Amendment constitutes a modification of Section 3 of the 2001 Agreement made in compliance with Section 14.3 of the 2001 Agreement. Accordingly, the Executive and the Company agree that this Amendment serves to modify the provisions set forth in Section 3 of the 2001 Agreement.

2.     Because the Amendment affects the obligations of the parties under Section 4 of the 2001 Agreement, this Amendment constitutes a modification of Section 4 of the 2001 Agreement made in compliance with Section 14.3 of the 2001 Agreement. Accordingly, the Executive and the Company agree that this Amendment serves to modify the provisions set forth in Section 4 of the 2001 Agreement.

3.     Because the Amendment affects the obligations of the parties under Section 8 of the 2001 Agreement, this Amendment constitutes a modification of Section 8 of the 2001 Agreement made in compliance with Section 14.3 of the 2001 Agreement. Accordingly, the Executive and the Company agree that this Amendment serves to modify the provisions set forth in Section 8 of the 2001 Agreement.

4.     Because the Supplemental Employment Agreement affects the obligations of the parties under Section 9 of the 2001 Agreement, this Supplemental Employment Agreement constitutes an amendment and modification of Section 9 of the 2001 Agreement made in compliance with Section 14.3 of the 2001 Agreement. Accordingly, the Executive and the Company agree that this Supplemental Employment Agreement serves to modify the provisions set forth in Section 9 (but not Sections 9.1, 9.2, 9.3, or 9.4 of the 2001 Agreement).

5.     Section 3 of the 2001 Agreement is hereby amended by deleting the words “President and Chief Executive Officer of the Company” and replacing them with the words “Chairman of the Board and Chief Executive Officer of the Company.”

7.     Section 4 of the 2001 Agreement is amended by adding a new provision designated as Section 4.2, and by renumbering the provision in the 2001 Agreement previously designated as 4.2, so that it is now Section 4.3. The Executive and the Company agree that the new provision constituting Section 4.2 provides as follows:

4.2  Any bonus payable to the Executive pursuant to Section 4.1 shall be paid by the later of (i) the date that is 2-1/2 months after the end of the calendar year for which such bonus is determined and (ii) the date that is 2-1/2 months after the end of the Company’s taxable year for which such bonus is determined, or as soon after the later of such dates as administratively feasible, but in any event before the end of the calendar year in which the later of such dates occurs. The Company and the Executive agree that a Change in Control should not result in the forfeiture of any bonus payable in accordance with Section 4.1. Accordingly, the Company agrees that any bonus payable to Executive in accordance with Section 4.1 shall be paid as provided in this Section 4.2 if a Change in Control occurs after the end of the applicable year, but before the bonus is actually paid.

8.     The Executive and the Company hereby agree that Section 8.4 of the 2001 Agreement is amended by replacing the provisions found in Section 8.4 of the 2001 Agreement and substituting the following terms:

8.4  If the Company terminates Executive’s employment other than for Cause, death or permanent disability or Executive terminates his employment for Good Reason, at any time within 3 years after a Change in Control, then the Company shall pay to Executive: (i) an amount equal to three (3) times the greater of (a) Executive’s annual base salary in effect as of the Termination Date or (b) Executive’s annual base salary in effect immediately preceding the Change in Control; plus (ii) an amount equal to three (3) times the greater of (a) the amount of any cash bonus payable to the Executive for the year in which the Termination Date occurs (provided that if the Executive’s bonus for such year has not been determined as of the Termination Date, then the amount of the bonus shall be determined as if the Executive earned 100% of the targeted bonus for such year) or (b) the amount of the last annual cash bonus paid to the Executive prior to the Change in Control; plus (iii) the amount of any earned but unpaid salary as of the Termination Date; plus (iv) the amount of any cash bonus payable to the Executive pursuant to Section 4.1 to the extent not paid prior to the Termination Date; plus (v) an amount equal to the greater of (a) a pro rata amount of the Executive’s targeted bonus for the year in which the Termination Date falls or (b) such bonus for such year as may be determined by the compensation committee or the board of directors of the Company in their sole discretion; plus (vi) the amount of any accrued but unpaid vacation pay through the Termination Date.

9.     The Executive and the Company hereby agree that Section 8.7 of the 2001 Agreement is amended by replacing the provisions found in Section 8.7 of the 2001 Agreement and substituting the following terms:

8.7  (a) Any payments due to the Executive pursuant to Section 8.1 shall be made in accordance with the timing arrangements under which the Company normally compensates its employees.

(b)  Any salary and vacation pay amounts due to the Executive pursuant to Section 8.2 shall be paid in accordance with the timing arrangements under which the Company normally compensates its employees. Any bonus payments due to the Executive pursuant to Section 8.2 shall be made by the later of (i) the date that is 2-1/2 months after the end of the calendar year in which the Termination Date falls and (ii) the date that is 2-1/2 months after the end of the Company’s taxable year in which the Termination Date falls, or as soon after the later of such dates as administratively feasible, but in any event before the end of the calendar year in which the later of such dates occurs.

(c)  In the event any payments to Executive required to be made pursuant to Sections 8.3, 8.4., 8.6, or any other provision of this Agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation” (“NQDC”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the portion (which may be all) of such payments that constitutes NQDC will not be paid before the date which is six (6) months after the Executive’s “separation from service” (as such term is defined in Section 409A of the Code). The determination of whether and what amount of any payments to Executive required to be made pursuant to Sections 8.3, 8.4, 8.6, or any other provision of this Agreement constitute NQDC shall be made by the board of directors of the Company in consultation with legal counsel, and any such determination shall be final and binding on the Company and the Executive. The Company makes no representation as to whether any such payment or any part thereof constitutes or may constitute NQDC. Neither the Company nor any of its directors, officers, employees, agents, or professional advisers shall have any liability to the Executive or any other person for any amounts incurred by the Executive or such other person by reason of the determination made by the board of directors of the Company pursuant to this Section 8.7(c) or any action taken or omitted by the board of directors of the Company, the Company or any of the Company’s directors, officers, employees, agents, or professional advisers in the course of or as a result of making such determination.

(d)  Subject to the provisions of Section 8.7(c), any and all payments to Executive required to be made under clause (b) of the last sentence of Section 8.6 shall be made within five (5) days of Executive’s furnishing the Company with evidence of the cost of such insurance, provided that the Executive furnishes such evidence within six (6) months after the Termination Date, in each case by wire transfer or Company check at Executive’s option.

(e)  All payments required to be made to Executive pursuant to this Agreement shall be subject to the withholding of such taxes as may be required by law.

11.     In accordance with the provisions of Sections 8.3, 8.4, 8.5, and 8.6 of the 2001 Agreement, Executive may become entitled to certain benefits that may be considered a “payment in the nature of compensation” that is contingent on a Change in Control. That compensation may be subject to income tax and customary payroll taxes, and a portion of those benefits may be subject to excise taxes pursuant to the Section 4999 of the Code or any successor statute. If it is determined that any compensation owed under Sections 8.3, 8.4, 8.5, and 8.6 of the 2001 Agreement or any other provision of that Agreement would lead to a liability to pay excise taxes, the Executive and the Company agree that an Accounting Firm designated in accordance with Section 9.1 of the 2001 Agreement shall (i) determine the effect of income taxes, excise taxes, if any, and any payroll tax that would be incurred by the Executive if such payments were made in accordance with the provisions of Sections 8.3, 8.4, 8.5, 8.6, and 9 of the 2001 Agreement or any other provision of that Agreement without modification or reduction, and (ii) state whether a reduction in such payments or benefits would serve to benefit the Executive on an after-tax basis, and (iii) state the amount of reduction in such payments that would provide the greatest benefit to the Executive on an after-tax basis. The Executive and the Company agree that, if the Accounting Firm states that a reduction in such payments would serve to benefit the Executive on an after-tax basis, the sum of the payments required to be made by the Company under Sections 8.3, 8.4, 8.5, and 8.6 of the 2001 Agreement or any other provision of that Agreement shall be reduced by the amount that the Accounting Firm states would provide the greatest benefit to the Executive on an after-tax basis, and in such case no Excise Tax Payment will be owed to the Executive under Section 9 of the 2001 Agreement unless it is later determined that, due to a change in circumstances (including a claim by the Internal Revenue Service) or a reevaluation, the Executive is entitled to receive an Excise Tax Payment in accordance with Section 9 of the 2001 Agreement, in which case such payment shall be made to the Executive (or to the Internal Revenue Service on the Executive’s behalf) within thirty (30) days after the receipt by the Company of such determination. Executive agrees that, if such payments are reduced in accordance with this Amendment, the Company will not owe him any benefits under Sections 8.3, 8.4, 8.5, or 8.6 of the 2001 Agreement in addition to, or greater than, the amounts determined in accordance with this provision.

12.     If the compensation calculated in accordance with Sections 8.3, 8.4, 8.5, 8.6 or any other provision of the 2001 Agreement is reduced in accordance with Section 11 of this Amendment, the Executive may elect to allocate the reduced amount as a reduction in the benefits accruing to him under those Sections of the 2001 Agreement which are determined by the Accounting Firm to lead to a liability to pay excise taxes pursuant to Section 4999 of the Code or any successor statute. Such election shall be made by giving written notice to the Company prior to the payment of such benefits. If the Executive does not elect to allocate the reduction as provided in this Section 12, then the reduction will be allocated among such benefits as may be determined by the Company.

13.     This Amendment does not modify or otherwise affect any provision of the 2001 Agreement other than as expressly set forth in this Amendment, and, except as modified by this Amendment, the 2001 Agreement remains in full force and effect.

KCS Energy, Inc.

By:	/s/ William N. Hahne

James W. Christmas

/s/ James W. Christmas